Exhibit 99.3

PROM Town Hall Meeting

November 24, 2014

Cautionary Statement Regarding
Forward Looking Statements

SOME OF THE STATEMENTS CONTAINED IN THIS ANNOUNCEMENT ARE FORWARD -LOOKING
STATEMENTS, INCLUDING STATEMENTS REGARDING THE EXPECTED CONSUMMATION OF THE
ACQUISITION, WHICH INVOLVES A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THE
SATISFACTION OF CLOSING CONDITIONS FOR THE ACQUISITION, SUCH AS REGULATORY
APPROVAL FOR THE TRANSACTION AND THE TENDER OF AT LEAST 80% OF THE OUTSTANDING
ORDINARY SHARES OF THE COMPANY, THE POSSIBILITY THAT THE TRANSACTION WILL NOT
BE COMPLETED AND OTHER RISKS AND UNCERTAINTIES DISCUSSED IN THE COMPANY'S
PUBLIC FILINGS WITH THE SEC, INCLUDING THE "RISK FACTORS" SECTIONS OF THE
COMPANY'S ANNUAL REPORT ON FORM 20-F FOR THE YEAR ENDED DECEMBER 31, 2013, AS
WELL AS THE TENDER OFFER DOCUMENTS TO BE FILED BY BIOMARIN AND THE
SOLICITATION/RECOMMENDATION STATEMENT TO BE FILED BY THE COMPANY. THESE
STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND
PROJECTIONS, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER
FACTORS THAT MAY CAUSE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS
TO BE MATERIALLY DIFFERENT FROM ANY FUTURE STATEMENTS. THESE STATEMENTS ARE
GENERALLY IDENTIFIED BY WORDS OR PHRASES SUCH AS "BELIEVE", "ANTICIPATE",
"EXPECT", "INTEND", "PLAN", "WILL", "MAY", "SHOULD", "ESTIMATE", "PREDICT",
"POTENTIAL", "CONTINUE" OR THE NEGATIVE OF SUCH TERMS OR OTHER SIMILAR
EXPRESSIONS. IF UNDERLYING ASSUMPTIONS PROVE INACCURATE OR UNKNOWN RISKS OR
UNCERTAINTIES MATERIALIZE, ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER
MATERIALLY FROM THE RESULTS AND/OR TIMING DISCUSSED IN THE FORWARD -LOOKING
STATEMENTS, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS.
BIOMARIN AND THE COMPANY DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY
FORWARD -LOOKING STATEMENTS AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE
PERIOD COVERED BY THIS REPORT OR OTHERWISE.

Additional Information and where to
find it

THE TENDER OFFER FOR THE OUTSTANDING ORDINARY SHARES OF THE COMPANY HAS NOT
BEEN COMMENCED. THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES
NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL
COMPANY SHARES. THE SOLICITATION AND OFFER TO BUY COMPANY SHARES WILL ONLY BE
MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS. AT THE TIME THE
OFFER IS COMMENCED, BIOMARIN WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO
WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ("SEC") AND THEREAFTER, THE
COMPANY WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9
WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ
THESE MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE SINCE THEY WILL CONTAIN
IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. THE
OFFER TO PURCHASE, SOLICITATION/RECOMMENDATION STATEMENT AND RELATED MATERIALS
WILL BE FILED BY BIOMARIN AND THE COMPANY WITH THE SEC, AND INVESTORS AND
SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND
OTHER DOCUMENTS FILED BY BIOMARIN AND THE COMPANY WITH THE SEC AT THE WEBSITE
MAINTAINED BY THE SEC AT WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO
OBTAIN FREE COPIES OF THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER
DOCUMENTS FILED WITH THE SEC BY THE COMPANY AT WWW.PROSENSA.EU.

Important Corporate Event

For Immediate Release:

BioMarin and Prosensa Holding N.V. Reach Agreement on Intended Public Offer for
100% of Prosensa's Outstanding Stock;

Will Add Duchenne Muscular Dystrophy Products to Rare-Disease Portfolio

Acquisition of Prosensa provides near-term opportunity to commercialize, if approved, its exon-skipping drug candidate, drisapersen, for Duchenne muscular dystrophy (DMD)

Drisapersen is currently under a rolling review as part of a New Drug
Application process and has Orphan, Fast Track and Breakthrough Therapy designation by the FDA

Drisapersen, a potential first-to-market and best-in-class product for treating a large population of patients with a rare, fatal genetic disease represents up to 10,000 DMD patients

Follow-on products leveraging Prosensa's same technology platform in the pipeline target an additional 35,000 DMD patients in BioMarin's commercial territories

Investor conference call to be held today, November 24, 2014 at 5am PST (8am
EST)

BIOMARIN(R)

ABOUT BIOMARIN
PHARMACEUTICAL INC.

Based in San Rafael, California, USA, BioMarin develops and commercializes biopharmaceuticals for various serious and rare genetic diseases and medical conditions.

BioMarin's product portfolio comprises five approved products, which it has brought to market since 1997, and multiple clinical and pre-clinical product candidates.

BioMarin has the bandwidth and experience to enhance our mission to bring our therapies to patients on a global basis.

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BioMarin 2013 HIghlights

Total Revenue:     $548.5 Million
------------------ -------------------------------------------------------------------
Employees:         less than 1,300 worldwide
------------------ -------------------------------------------------------------------
Clinical Research: Conducted internationally
------------------ -------------------------------------------------------------------
Products:          VIMIZIM(TM) for Morquio A syndrome (MPS IVA), Naglazyme([R]) for
                   MPS VI, Aldurazyme([R]) for MPS I, Firdapse(TM) (currently approved in the EU only) for LEMS, KUVAN([R]) Powder for Oral Solution and Tablets for PKU
------------------ -------------------------------------------------------------------
Commercial         Over 40 countries
Operations:
------------------ -------------------------------------------------------------------
Clinical Pipeline: PEG PAL for PKU, BMN 673 for genetically defined cancers,
                   BMN 701 for Pompe disease, BMN 111 for achondroplasia,
                   BMN 190 for late-infantile neuronal ceroid lipofuscinosis
                   (CLN2), a form of Batten Disease, BMN 270 for hemophilia A and BMN 250 for Sanfilippo Syndrome or MPS IIIB.
------------------ -------------------------------------------------------------------
Focus:             Rare (Orphan) genetic diseases
------------------ -------------------------------------------------------------------
Strategy:          Providing first-in-class or best-in-class treatments for patients with serious unmet medical needs, optimizing powerful
                   biology with demonstrated potential and development clarity, accelerating approval process, strategic pipeline development

BioMarin is a multinational biopharmaceutical company that specializes in providing first-in-class or best-in-class therapeutics to patients with rare genetic diseases.

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Patients are at the heart of everything we do

Our business is dedicated to providing innovative treatments to patients around the world who are suffering from rare genetic diseases. BioMarin is committed to cultivating an environment that thrives on our employees' creativity and intellect but respects and follows the laws and regulations that govern our behavior. Therefore, it is our responsibility to conduct all aspects of our business with the highest ethical standards.

We are all expected to adhere to BioMarin's Global Code of Conduct and Business
Ethics as well as all other relevant internal policies. These standards and policies relate to our day-to-day behaviors which help guide how we conduct business, advance our mission, and maintain BioMarin's good name and

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BIOMARIN Patient Advocacy

Once we find the patients, we need to help them get access to care, find hospitals who can administer the drug, and ensure they take the drug regularly.
In some cases we need to arrange transportation -- we even have a patient who lives on a tiny island off the coast of Portugal. Some of our patients are wealthy and take private jets to get to the hospital weekly, but others need reimbursement assistance. We have to educate the patients of the importance of taking their medicine regularly. Sometimes it means finding a hospital when they travel, or finding an alternate doctor when their doctor is on vacation.

Open Door Policy

BioMarin has an open-door policy with zero tolerance for retaliation. If you have questions, are seeking guidance, or need to report a violation, you can feel free to speak directly with any member of our Corporate Compliance
Department or any other member of management at BioMarin.

Our Commitment

Because of BioMarin's absolute commitment to integrity and fairness, we need and value your input. To make reporting easier, BioMarin has partnered with
EthicsPoint to provide an anonymous and confidential method for you to share your suggestions, concerns, or reports of misconduct. The information you provide will be sent to us by EthicsPoint on a totally confidential and anonymous basis (except where prohibited by law). You have our guarantee that your comments will be heard.

We believe that BioMarin's viability and integrity depend on the protection of our critical assets, including our people, our physical assets, and our information. We also believe that our communication, internal controls, and processes must constantly adapt to the changing needs and objectives of the company as well as to the changing marketplace.

We appreciate your support and cooperation in keeping BioMarin an ethical company from top to bottom.

Press Release - Quote

Hans Schikan, Chief Executive Officer of Prosensa added, "BioMarin has established itself as a leader in rare diseases, characterized by strong management, thorough execution, and a resounding commitment to patients in developing and commercializing treatments where there is a high unmet medical need. This transaction will enhance Prosensa's mission by bringing innovative therapies to patients across the world as quickly and efficiently as possible.
The deal also creates shareholder value by positioning Prosensa's strong portfolio of orphan drug candidates for future success with a prominent rare disease company that has the experience and dedication to bring drisapersen and our follow-on compounds to the hands of patients who desperately need them."

TRANSACTION
CONSIDERATION

Outstanding Shares. For each Prosensa share held, Prosensa shareholders will receive:

$17.75 in cash; and

One contingent value right (a "CVR"), which represents the right to receive:

$2.07 in cash if the FDA approves, prior to May 15, 2016, an NDA granting the right to market and sell drisapersen in the US for the treatment of DMD; and

$2.07 in cash if the European Commission approves, prior to February 15, 2017, through the centralized procedure a marketing authorisation application granting the right to market and sell drisapersen in the EU for the treatment of DMD.

Options. At closing, each Prosensa option will become fully vested and converted into the right to receive (1) a cash payment equal to the aggregate spread value of such option (i.e., for each share underlying the option, the excess, if any, of the cash value of the offer consideration over the applicable exercise price) and (2) one CVR for each share underlying the option.

Restricted Shares. Each Prosensa restricted share award that is tendered into the tender offer will become fully vested and receive the offer consideration.

Each Prosensa restricted share that is not tendered into the tender offer will receive pursuant to the asset sale and liquidation the same consideration as other shares that are not tendered (i.e., the offer consideration), unless the restricted share does not vest as a result of the transactions, in which case it will be repurchased by Prosensa for the issue price.

TRANSACTION STRUCTURE

Tender Offer. As promptly as practicable after completion of a works council consultation process, BioMarin will launch a tender offer for all of the ordinary shares of Prosensa.

EGM & Asset Sale Approval. While the tender offer is open, Prosensa will call and hold an extraordinary general meeting of shareholders to approve:

a sale of all of the assets of Prosensa to a subsidiary of BioMarin (and Bio
Marin's assumption of all of the liabilities of Prosensa); and

a liquidating distribution to the remaining shareholders of Prosensa, which transactions will take place following completion of the tender offer and will result in each Prosensa share that is not tendered receiving the same consideration offered in the tender offer.

Transaction Closing. If at least 80% of Prosensa shareholders tender their shares into the tender offer and other customary closing conditions are met,
BioMarin may consummate the tender offer and the asset sale, the effect of which will be to cause all of the assets owned by Prosensa to be held by a wholly owned subsidiary of BioMarin.

If 95% of the outstanding shares are tendered into the offer, BioMarin will have the option of acquiring the remainder of the shares in a compulsory buy-out.

WHAT THIS MEANS FOR YOU

Today's news is the first step of the process: nothing is expected to change immediately.

In the agreement governing the transaction, BioMarin has agreed, until the first anniversary of the closing, to provide each employee who remains employed with Prosensa with: at least the same compensation and benefits as received prior to closing; and

severance benefits that are no less favorable than that to which such employee was eligible prior to closing, provided that upon a qualifying termination of employment such severance benefits shall in no event be less than 6 months of annual salary or wages provided at closing.

We will keep you informed and communicate any updates as promptly and as possible.

INTERIM COVENANTS & OTHER
REQUIREMENTS

Prosensa will remain an independent company until the transaction closes in the first quarter of 2015.

However, Prosensa is required to conduct its business between signing and closing in the ordinary course consistent with past practices, and may not engage in certain specified activities without BioMarin's consent.
-- Over the coming days, we will provide you with additional guidance on the specified activities that may not be undertaken without BioMarin's consent, and it is essential that these covenants are strictly complied with.

The agreement governing the transaction and certain applicable laws prohibit the making of public statements related to the tender offer unless certain procedures are complied with.
-- As a result, we ask that that you follow the "Do's and Don't's" included on the next slide.

"DO'S AND DON'T'S"

DO contact Celia Economides if anyone from outside the company contacts you for information about BioMarin, Prosensa or the transaction.

DO contact Celia Economides if you're contacted by a representative of the news media (or someone purporting to be with the news media).

DO be responsible in your use of technology.

Appropriate discretion should be used in any communication, via social media, email or otherwise, and all such

communications should adhere to the Prosensa Employee Guidelines.

DO continue to treat our business in relation to BioMarin just as you had before the acquisition announcement.

DON'T contact employees of BioMarin, or vice versa, to discuss this transaction.

DON'T seek any information about BioMarin from, nor speculate about the transaction with, suppliers, research partners or others outside the course of normal business operations.

DON'T discuss the acquisition or speculate about the potential integration with your colleagues.

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Q & A